Exhibit 99.1

COMPANY CONTACTS:

Diane Morefield

EVP, Chief Financial Officer

Strategic Hotels & Resorts, Inc.

(312) 658-5740

Jonathan Stanner

VP, Capital Markets & Treasurer

Strategic Hotels & Resorts, Inc.

(312) 658-5746

FOR IMMEDIATE RELEASE

DECEMBER 12, 2013

STRATEGIC HOTELS & RESORTS, INC. SIGNS AGREEMENT

TO SELL THE FOUR SEASONS PUNTA MITA RESORT TO CASCADE INVESTMENT, L.L.C.

CHICAGO – December 12, 2013—Strategic Hotels & Resorts, Inc. (NYSE: BEE) announced today that the Company has signed an agreement with Cascade Investment, L.L.C. to sell the Four Seasons Punta Mita resort and the adjacent La Solana land parcel for gross consideration of $200 million, or approximately $1.1 million per key. Adjusting for the allocation of the land value, the sale represents approximately $980,000 per key.

The sale includes 173 guest rooms and suites and a variety of resort restaurants and amenities. The sale also includes a 48 acre developable site directly adjacent to the resort, referred to as La Solana. The transaction, which is subject to certain closing conditions and regulatory approval, is expected to close in the first quarter of 2014.

“The sale of the Four Seasons Punta Mita is a meaningful opportunity to realize the tremendous value that Strategic Hotels has created in this resort since acquiring it in 2001,” said Raymond L. “Rip” Gellein, Chairman and Chief Executive Officer of Strategic Hotels & Resorts, Inc. “Consistent with our stated strategy, the proceeds from the transaction will be used to de-leverage the company’s balance sheet. As we move forward, we will continue to be opportunistic buyers and sellers of assets to further strengthen our balance sheet, enhance our overall portfolio and position the company for sustained growth.”

Cascade Investment is the private investment arm for Bill Gates. It is a shareholder of Strategic Hotels, owning approximately 6.4% of the Company’s common equity.

About Strategic Hotels & Resorts

Strategic Hotels & Resorts, Inc. is a real estate investment trust (REIT) which owns and provides value-enhancing asset management of high-end hotels and resorts in the United States, Mexico and Europe. The Company currently has ownership interests in 18 properties with an aggregate of 8,271 rooms and 851,600 square feet of multi-purpose meeting and banqueting space. For a list of current properties and for further information, please visit the Company’s website at www.strategichotels.com.

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This press release contains forward-looking statements about Strategic Hotels & Resorts, Inc. (the “Company”). Except for historical information, the matters discussed in this press release are forward-looking statements subject to certain risks and uncertainties. Actual results could differ materially from the Company’s projections. Factors that may contribute to these differences include, but are not limited to the following: the default of the Company or the default of the acquirer, pursuant to the purchase agreement; the failure of closing conditions to be satisfied; the failure to achieve all required regulatory approvals; the effects of the recent global economic recession upon business and leisure travel and the hotel markets in which the Company invests; the Company’s liquidity and refinancing demands; the Company’s ability to maintain compliance with covenants contained in the Company’s debt facilities; stagnation or further deterioration in economic and market conditions, particularly impacting business and leisure travel spending in the markets where the Company’s hotels operate and in which the Company invests, including luxury and upper upscale product; general volatility of the capital markets and the market price of the Company’s shares of common stock; availability of capital; the Company’s ability to dispose of properties in a manner consistent with the Company’s investment strategy and liquidity needs; hostilities and security concerns, including future terrorist attacks, or the apprehension of hostilities, in each case that affect travel within or to the United States, Mexico, Germany, England or other countries where the Company invests; difficulties in identifying properties to acquire and completing acquisitions; the Company’s failure to maintain effective internal control over financial reporting and disclosure controls and procedures; risks related to natural disasters; increases in interest rates and operating costs, including insurance premiums and real property taxes; contagious disease outbreaks, such as the H1N1 virus outbreak; delays and cost-overruns in construction and development; marketing challenges associated with entering new lines of business or pursuing new business strategies; the Company’s failure to maintain the Company’s status as a REIT; changes in the competitive environment in the Company’s industry and the markets where the Company invests; changes in real estate and zoning laws or regulations; legislative or regulatory changes, including changes to laws governing the taxation of REITs; changes in generally accepted accounting principles, policies and guidelines; and litigation, judgments or settlements.

Additional risks are discussed in the Company’s filings with the Securities and Exchange Commission, including those appearing under the heading “Item 1A. Risk Factors” in the Company’s most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.